Exhibit 99.3
July 31, 2007

Remo Picchietti
720 Rockefeller Road
Lake Forest, IL 60045

Re:  Election of Remo Picchietti to the Board of Directors of Wako Logistics Group, Inc.

Dear Remo:

This letter agreement (“Agreement”) is entered into by and between Christopher Wood (“Wood”) and Remo Picchietti (“Picchietti”). The parties to this Agreement (the “Parties”) hereby agree as follows:

1. Picchietti is a party to that certain Membership Interest Purchase Agreement made as of the date hereof (the “Purchase Agreement”), pursuant to which Picchietti will sell all of his membership interest units in World Commerce Services, LLC, an Illinois limited liability company (“World Commerce”) to Wako Logistics Group, Inc., a Delaware corporation (“Wako”), and pursuant to Section 8.7(a) of the Purchase Agreement, Wako has agreed to appoint Picchietti to Wako’s board of directors.

2. As an inducement for Picchietti to enter into the Purchase Agreement, Wood agrees to take all necessary or appropriate action at any meeting of Wako’s stockholders at which directors are to be elected and with respect to any consent of stockholders in lieu of a meeting to elect directors to cause Wako to satisfy its obligations under Section 8.7(a), including, without limitation, causing all of the outstanding shares of Wako’s voting stock of which Wood or any of his affiliates are owners of record or of which Wood controls the voting (the “Wood Voting Shares”) to be voted or consent to be executed in such a manner as to elect Picchietti as a member to Wako’s board of directors as required by Section 8.7(a) of the Purchase Agreement.

3. As an inducement for Wood to enter into this Agreement, Picchietti agrees to take all necessary or appropriate action at any meeting of Wako’s stockholders at which directors are to be elected and with respect to any consent of stockholders in lieu of a meeting to elect directors to cause all of the outstanding shares of Wako’s voting stock of which Picchietti or any of his affiliates are owners of record or of which Picchietti controls the voting (the “Picchietti Voting Shares”) to be voted or consent to be executed in such a manner as to elect Wood as a member to Wako’s board of directors.

4. Wood and Picchietti further agree to perform such further acts and execute such further documents and instruments as reasonably may be required to carry out and give effect to the provisions of this Agreement and Sections 8.7(a) and (b) of the Purchase Agreement.

5. This Agreement and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the laws of the State of New York. This Agree-ment may be amended, modified or supplemented only by a written agreement of all the Parties to this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute a single agreement. The unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remainder of this Agreement, nor shall the unenforceability of a provision under the laws of any particular jurisdiction affect its enforceability under the laws of other jurisdictions.

6. This Agreement shall terminate on the earlier of (i) Picchietti’s written request that Wood cease voting for Picchietti as a member to the Board of Directors of Wako, (ii) the date on which Picchietti beneficially owns less than 5% of the Wako’s common stock (or securities convertible into or exercisable for shares of Wako’s common stock), (iii) the date on which Picchietti’s non-competition obligations under Section 10.2(a) of his Employment Agreement, dated as of the date hereof, with World Commerce (the “Non-Compete Provision”), expire and are no longer in effect or (iv) the date on which Picchietti becomes employed by a competitor of Wako or the Company and such employment constitutes a breach of the Non-Compete Provision or would have constituted a breach of the Non-Compete Provision were it still in effect.

Very truly yours,

/s/ Christopher Wood
Christopher Wood

Acknowledged and agreed to by:

/s/ Remo Picchietti
Remo Picchietti